Core-Mark Announces Third Quarter 2014 Financial Results, Increases Dividend

•	Net Sales Increased 4.8% to $2.7 Billion for the Third Quarter

•	Net Income Grew by 11.4% to $13.7 Million, Resulting in Diluted EPS of $0.59

•	Adjusted EBITDA Increased 22.5% to $36.5 Million

•	Dividend Increased $0.02, or 18%, to $0.13 per share

South San Francisco, California - November 6, 2014 - Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the third quarter ended September 30, 2014.

“I am very pleased with our top and bottom line growth and the resulting increase in Adjusted EBITDA. It was also good to see the recent candy price increase,” said Thomas B. Perkins, President and Chief Executive Officer.  “Same store sales in our key categories continue to grow at a healthy pace indicating we are succeeding in the execution of our strategies in the market, setting a good foundation for the future.”

Third Quarter

Net sales increased 4.8% to $2.7 billion for the third quarter of 2014 compared to $2.6 billion for the same period in 2013. Excluding the impact of foreign currency fluctuations, net sales increased 5.5%. Sales growth was attributable to market share gains, the execution of our core strategies and inflation in cigarette prices, offset by a modest decline in carton sales. Non-cigarette sales grew 6.2% driven primarily by a 7.7% sales increase in our Food category compared with the third quarter last year. Cigarette sales grew 4.2% driven largely by cigarette price inflation and market share gains.

Gross profit for the third quarter of 2014 was $151.4 million compared to $140.8 million for the third quarter of 2013. Remaining gross profit increased 5.2% to $150.2 million. Non-cigarette remaining gross profit grew $7.6 million, or 7.6%, compared to the same quarter last year, while cigarette remaining gross profit was essentially flat. Non-cigarette remaining gross profit margin increased 16 basis points to 12.16% in the third quarter from 12.00% last year driven by sales growth in our Food category and a shift toward higher margin items due primarily to the continued success of our core strategies. The following table reconciles the components of gross profit.

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the Three Months Ended September 30,
	2014	2013	% Change

Gross profit	$151.4	$140.8	7.5%
Cigarette inventory holding gains	(0.2)	(0.2)
Candy inventory holding gains	(5.2)	—
OTP tax refunds	(2.3)	—
LIFO expense	6.5	2.2
Remaining gross profit	$150.2	$142.8	5.2%

The Company’s operating expenses for the third quarter of 2014 were $131.2 million compared to $121.3 million for the same quarter of 2013. As a percent of sales, operating expenses were 4.78% compared to 4.63% in the prior period. A shift in sales to our food/non-food categories, which resulted in a 4% increase in cubic feet of product handled during the third quarter this year, increased operating expenses as a percent of sales by approximately nine basis points. Operating expenses were also impacted by a $2.3 million increase in employee bonus expense and a $1.2 million increase in employee healthcare costs.

Net income for the third quarter of 2014 was $13.7 million compared to $12.3 million for the same period in 2013, an 11.4% increase. Adjusted EBITDA increased 22.5% to $36.5 million for the third quarter compared to $29.8 million in the third quarter of 2013. The components of Adjusted EBITDA are provided in the table below.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the Three Months Ended September 30,
	2014	2013	% Change

Net income	$13.7	$12.3
Interest expense, net (1)	0.4	0.5
Provision for income taxes	6.3	6.6
Depreciation & amortization	8.3	6.8
LIFO expense	6.5	2.2
Stock-based compensation expense	1.5	1.3
Foreign currency transaction (gains) losses, net	(0.2)	0.1
Adjusted EBITDA	$36.5	$29.8	22.5%

Note (1): Interest expense, net, is reported net of interest income.

Diluted earnings per-share were $0.59 for the third quarter of 2014 compared to $0.53 for the third quarter of 2013. Excluding LIFO expenses, diluted earnings per-share increased 28.8% to $0.76 this year compared to $0.59 for the third quarter of 2013. Per-share results are reconciled for comparative purposes in the attached diluted EPS table following the financial schedules and have been adjusted to reflect the June 27, 2014 stock split.

First Nine Months

Net sales increased 5.4% to $7.7 billion for the first nine months of 2014 compared to $7.3 billion for the same period in 2013. Excluding the impact of foreign currency fluctuations, net sales increased 6.3%. Sales growth was due primarily to market share gains and the successful execution of our core strategies. Non-cigarette sales increased 7.2%, while cigarette sales increased 4.6%.

Gross profit for the first nine months of 2014 increased $25.3 million, or 6.4%, to $419.1 million compared to $393.8 million for the same period during 2013. Remaining gross profit increased 5.9% to $421.2 million. Non-cigarette remaining gross profit increased $23.8 million, or 8.5% in the first nine months of 2014 compared to the same period last year while cigarette remaining gross profit was essentially flat. Non-cigarette remaining gross profit margin increased 14 basis points to 12.18% in the first nine months of 2014 from 12.04% for the same period last year. Excluding the impact of two major customers added in 2013, non-cigarette remaining gross profit margin increased 27 basis points driven by sales growth in our Food category and a shift toward higher margin items due primarily to the continued success of our core strategies. The following table reconciles the components of gross profit for the first nine months of 2013 and 2014.

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the Nine Months Ended September 30,
	2014	2013	% Change

Gross profit	$419.1	$393.8	6.4%
Cigarette inventory holding gains	(4.0)	(4.9)
Candy inventory holding gains	(5.2)	—
OTP tax refunds	(2.3)	—
LIFO expense	13.6	8.8
Remaining gross profit	$421.2	$397.7	5.9%

The Company’s operating expenses for the first nine months of 2014 were $373.8 million compared to $348.6 million for the same period of 2013. As a percent of sales, operating expenses were 4.87% compared to 4.79% in the prior period. The majority of the increase in our expenses was in warehouse and distribution and is attributed to costs to support an approximate 7% increase in cubic feet of product shipped for the first nine months of 2014. The shift in sales to food/non-food categories increased operating expenses as a percent of sales by approximately 15 basis points. In addition, operating expenses for the first nine months of 2014 were impacted by a $2.5 million increase in employee bonus expense and higher health and welfare costs of $3.3 million.

Net income was $28.1 million for the first nine months of 2014 compared to $26.6 million for the same period in 2013. Adjusted EBITDA was $86.6 million for the first nine months of 2014 compared to $78.2 million in the same period of 2013. The components of Adjusted EBITDA are provided in the table below.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the Nine Months Ended September 30,
	2014	2013	% Change

Net income	$28.1	$26.6
Interest expense, net (1)	1.4	1.8
Provision for income taxes	15.8	16.2
Depreciation & amortization	23.4	20.2
LIFO expense	13.6	8.8
Stock-based compensation expense	4.3	4.0
Foreign currency transaction losses, net	—	0.6
Adjusted EBITDA	$86.6	$78.2	10.7%

Note (1): Interest expense, net, is reported net of interest income.

Diluted earnings per-share were $1.21 for the first nine months of 2014 compared to $1.15 for the same period in 2013. Excluding LIFO expenses, diluted earnings per-share were $1.57 the first nine months of 2014 compared to $1.38 for the first nine months of 2013. Per-share results are reconciled for comparative purposes in the attached diluted EPS table following the financial schedules.

Dividend Increase

Core Mark also announced today that its Board of Directors has approved a $0.13 cash dividend per common share, an increase of $0.02. The dividend is payable on December 22, 2014 to stockholders of record as of the close of business on November 28, 2014.

“The third annual increase in our dividend reflects the Company’s continued financial strength and management’s commitment to returning value to our shareholders. The Company’s intention is to increase our dividend over time as long as we can create sufficient cash to do so without sacrificing foreseeable acquisitions, continuance of the share repurchase program or other investment opportunities to grow the business,” said Thomas B. Perkins, President and Chief Executive Officer.

Guidance for 2014

The Company expects its 2014 annual net sales to approach $10.4 billion which is the lower end of management’s original guidance. Net sales guidance assumes no new acquisitions.

The Company is reiterating its Adjusted EBITDA guidance range of $118 million to $122 million for 2014. Diluted earnings per-share for the full year is being revised to adjust for an increase in LIFO expense to $18.0 million from $15.0 million due primarily to expected increases in inflation. In addition, management now estimates an income tax rate of 37.5% for the year, down from its previous estimate of 39.0%. As a result of these changes, the Company now expects diluted earnings per share for the full year to be between $1.68 and $1.76. Diluted per-share estimates, excluding LIFO expense, are now between $2.17 and $2.25. Previous guidance for diluted earnings per share was $1.73 to $1.81 or, excluding LIFO expense, between $2.12 and $2.20. The Company reiterates its expectation of 23.3 million diluted shares outstanding for purposes of calculating dilutive per-share estimates.

The Company also reiterates its 2014 capital expenditures forecast of approximately $50 million.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Thursday, November 6, 2014 at 9:00 a.m. Pacific time during which management will review the results of the third quarter of 2014. The call may be accessed by dialing 800-588-4973 using the code 38339865. The call may also be listened to on the Company’s website www.core-mark.com.

An audio replay will be available for approximately one month following the call by dialing 888-843-7419 using the same code provided above. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

About Non-GAAP Financial Measures

This press release includes non-GAAP financial measures including adjusted diluted earnings per share, diluted earnings per share excluding LIFO expense, adjusted EBITDA, and remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful period to period evaluation. Management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The tables in this press release contain more details on the

GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements. These statements include statements regarding our guidance for 2014 net sales, adjusted EBITDA, diluted earnings per share, diluted earnings per share excluding LIFO expense, expected number of outstanding shares on a diluted basis, capital expenditures and related disclosures. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, our dependence on the convenience retail industry for our revenues; competition in our distribution markets; the dependence of some of our distribution centers on a few relatively large customers; gasoline and other price increases; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers; risks and costs associated with efforts to grow our business through acquisitions; product liability claims, counterfeit product claims, and manufacturer recalls of products; our ability to achieve the expected benefits of implementation of marketing initiatives; failure or disruptions of our information technology systems; unexpected outcomes in legal proceedings; our dependence on our senior management; shortages of qualified labor; attempts by unions to organize our employees; exposure to employee health benefit costs; compliance with governmental regulations; earthquake and natural disaster damage; exposure to insurance and claims expenses; declining cigarette sales volumes; legislation and other matters negatively affecting the cigarette and tobacco industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; changes to federal, state or provincial income tax legislation; changes in the funding of our pension plans; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital, including any restrictions placed on our operations by such borrowings; and changes to accounting rules or regulations. Refer to the "Risk Factors" section of our Annual Report on Form 10-K, as amended, for the year ended December 31, 2013 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us for a more comprehensive discussion of these and other risk factors. The Company undertakes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 33,000 customer locations in the U.S. and Canada through 29 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.

Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	September 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$24.2	$11.0
Restricted cash	11.7	12.1
Accounts receivable, net of allowance for doubtful accounts of $10.2 and
$9.4 as of September 30, 2014 and December 31, 2013, respectively	265.5	235.4
Other receivables, net	61.2	59.0
Inventories, net	338.3	389.2
Deposits and prepayments	61.6	53.0
Deferred income taxes	2.6	5.4
Total current assets	765.1	765.1
Property and equipment, net	131.1	114.9
Goodwill	22.9	22.9
Other intangible assets, net	21.1	20.8
Other non-current assets, net	31.6	33.1
Total assets	$971.8	$956.8
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$131.8	$109.3
Book overdrafts	23.4	22.9
Cigarette and tobacco taxes payable	162.1	182.5
Accrued liabilities	101.0	88.1
Deferred income taxes	0.3	3.1
Total current liabilities	418.6	405.9
Long-term debt	41.3	57.6
Deferred income taxes	14.9	13.4
Other long-term liabilities	11.8	12.5
Claims liabilities	27.3	28.2
Pension liabilities	3.2	5.2
Total liabilities	517.1	522.8
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value (50,000,000 shares authorized, 25,826,067 and
25,614,030 shares issued; 23,103,908 and 23,036,622 shares outstanding at
September 30, 2014 and December 31, 2013, respectively)	0.3	0.1
Additional paid-in capital	261.7	254.7
Treasury stock at cost (2,722,159 and 2,577,408 shares of common stock at
September 30, 2014 and December 31, 2013, respectively)	(49.9)	(44.6)
Retained earnings	249.9	229.5
Accumulated other comprehensive loss	(7.3)	(5.7)
Total stockholders’ equity	454.7	434.0
Total liabilities and stockholders’ equity	$971.8	$956.8

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net sales	$2,747.4	$2,620.7	$7,671.5	$7,276.3
Cost of goods sold	2,596.0	2,479.9	7,252.4	6,882.5
Gross profit	151.4	140.8	419.1	393.8
Warehousing and distribution expenses	83.5	79.4	236.9	219.9
Selling, general and administrative expenses	47.0	41.3	134.9	126.7
Amortization of intangible assets	0.7	0.6	2.0	2.0
Total operating expenses	131.2	121.3	373.8	348.6
Income from operations	20.2	19.5	45.3	45.2
Interest expense	(0.5)	(0.6)	(1.8)	(2.1)
Interest income	0.1	0.1	0.4	0.3
Foreign currency transaction gains (losses), net	0.2	(0.1)	—	(0.6)
Income before income taxes	20.0	18.9	43.9	42.8
Provision for income taxes	(6.3)	(6.6)	(15.8)	(16.2)
Net income	$13.7	$12.3	$28.1	$26.6
Basic net income per common share (1)(2)	$0.59	$0.54	$1.22	$1.16
Diluted net income per common share (1)(2)	$0.59	$0.53	$1.21	$1.15
Basic weighted-average shares(2)	23.1	23.0	23.1	23.0
Diluted weighted-average shares(2)	23.3	23.2	23.2	23.2
Dividends declared and paid per common share(2)	$0.11	$0.10	$0.33	$0.19

(1) Basic and diluted earnings per share are calculated based on unrounded actual amounts.
(2) Shares and per share disclosures for all periods presented have been adjusted to reflect the two-for-one stock split in the form of a dividend effective June 27, 2014.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Nine Months Ended
	September 30,
	2014	2013
Cash flows from operating activities:
Net income	$28.1	$26.6
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	13.4	8.9
Amortization of debt issuance costs	0.2	0.3
Stock-based compensation expense	4.3	4.0
Bad debt expense, net	1.3	0.7
Depreciation and amortization	23.4	20.2
Foreign currency transaction loss, net	—	0.6
Deferred income taxes	1.5	0.2
Changes in operating assets and liabilities:
Accounts receivable, net	(32.5)	(23.3)
Other receivables, net	(2.5)	(3.6)
Inventories, net	34.6	9.0
Deposits, prepayments and other non-current assets	(10.4)	(5.0)
Excess tax deductions associated with stock-based compensation	(2.4)	(1.8)
Accounts payable	23.6	31.4
Cigarette and tobacco taxes payable	(18.0)	(10.1)
Pension, claims, accrued and other long-term liabilities	4.9	1.1
Net cash provided by operating activities	69.5	59.2
Cash flows from investing activities:
Acquisition of business, net of cash acquired	—	(1.8)
Change in restricted cash	0.4	(0.8)
Additions to property and equipment, net	(24.1)	(13.0)
Capitalization of software costs	(3.2)	—
Net cash used in investing activities	(26.9)	(15.6)
Cash flows from financing activities:
Repayments under revolving credit facility, net	(17.7)	(35.1)
Dividends paid	(7.7)	(4.5)
Payments on capital leases	(1.3)	(0.7)
Repurchases of common stock	(5.3)	(5.7)
Proceeds from exercise of common stock options	1.9	2.4
Tax withholdings related to net share settlements of restricted stock units	(1.4)	(2.6)
Excess tax deductions associated with stock-based compensation	2.4	1.8
Increase (decrease) in book overdrafts	0.5	(2.2)
Net cash used in financing activities	(28.6)	(46.6)
Effects of changes in foreign exchange rates	(0.8)	(0.2)
Change in cash and cash equivalents	13.2	(3.2)
Cash and cash equivalents, beginning of period	11.0	19.1
Cash and cash equivalents, end of period	$24.2	$15.9
Supplemental disclosures:
Cash paid during the period for:
Income taxes paid, net	$15.4	$17.8
Interest paid	$0.7	$1.2
Non-cash capital lease obligations incurred	$4.7	$1.3
Unpaid property and equipment purchases included in accrued liabilities	$7.8	$0.3

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS
(In millions, except per share data)
(Unaudited)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2014 (a)(b)	2013 (a)(b)	% Change	2014 (a)(b)	2013 (a)(b)	% Change

Net income	$13.7	$12.3	11.4%	$28.1	$26.6	5.6%
Diluted shares	23.3	23.2		23.2	23.2
Diluted EPS	$0.59	$0.53	11.3%	$1.21	$1.15	5.2%
LIFO expense	0.17	0.06		0.36	0.23
Diluted EPS excluding LIFO expense	$0.76	$0.59	28.8%	$1.57	$1.38	13.8%
Cigarette inventory holding gains (1)	(0.01)	(0.01)		(0.10)	(0.13)
Candy inventory holding gains (2)	(0.14)	—		(0.14)	—
OTP tax refunds (3)	(0.05)	—		(0.05)	—
Business expansion and integration costs (4)	0.02	0.02		0.02	0.04
Foreign exchange losses	—	—		—	0.02
Tax items (5)	(0.07)	(0.03)		(0.07)	(0.03)
Adjusted diluted EPS (6)	$0.51	$0.57	(10.5)%	$1.23	$1.28	(3.9)%

(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results. (b) Shares and per share disclosures for all periods presented have been adjusted to reflect the two-for-one stock split in the form of a dividend effective June 27, 2014.

(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $0.2 million for both the three months ended September 30, 2014 and 2013. For the nine months ended September 30, 2014 and 2013, cigarette inventory holding gains were $4.0 million and $4.9 million, respectively.

(2) Candy inventory holding gains
Candy inventory holding gains were $5.2 million for both the three and nine months ended September 30, 2014. There were no candy inventory holding gains for the same periods in 2013.
(3) OTP tax refunds
Net OTP tax refunds were $2.0 million for both the three and nine months ended September 30, 2014. There were no OTP tax refunds for the same periods in 2013.
(4) Business expansion and integration costs
During the three months ended September 30, 2014 and 2013 we incurred approximately $0.9 million and $0.7 million, respectively, in business expansion and integration expenses. During the nine months ended September 30, 2014 and 2013 we incurred approximately $0.9 million and $1.6 million, respectively, in business expansion and integration expenses.

(5) Tax items
The provision for income taxes for both the three and nine months ended September 30, 2014 included a net benefit of $1.6 million related primarily to adjustments of prior year's estimates and the expiration of the statute of limitations for uncertain tax positions. The provision for income taxes for both the three and nine months ended September 30, 2013 included a net benefit of $0.7 million related primarily to adjustments of prior year's estimates and the expiration of the statute of limitations for uncertain tax positions.

(6) Adjusted diluted EPS
The adjusted diluted earnings per share impacts of the above items were calculated using a normal tax rate of approximately 39.3% for the three and nine months ended September 30, 2014 and 39.5% for the same periods in 2013.